Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 2014, with respect to the consolidated financial statements of London Bay – VL Acquisition Company, LLC contained in the Form 8-K/A of InterCloud, Systems, Inc. We hereby consent to the incorporation of said report in the Registration Statement of InterCloud Systems, Inc. on Form S-3 (file no. 333-199824).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
December 23, 2014